Exhibit 10.2

[Dealer Address]

DATE:	[__], 2022

TO:	InterDigital, Inc.
ATTENTION:	Richard Brezski
TELEPHONE:	[________]
FACSIMILE:	[________]

FROM:	[________]
ATTENTION:	[________]
TELEPHONE:	[________]
FACSIMILE:	[________]

SUBJECT:	Bond Hedge Transaction[1]

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between [Dealer] (“Dealer”)[, through its agent [Agent] (the “Agent”),]2 and InterDigital, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. [Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Dealer is not a member of the Securities Investor Protection Corporation (“SIPC”).]3

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions as published by ISDA. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated on or about [__], 2022 between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Dealer in writing, the “Indenture”) relating to USD 350,000,000 principal amount of [____]% senior convertible notes due 2027 (the “Convertible Notes”) issued by Counterparty. In the event of any inconsistency between the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture so reviewed. Subject to the foregoing, the parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation, together with the Agreement as defined below, evidence a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Counterparty had executed an agreement in such form

[1]	Dealer to provide.
[2]	To be updated for each Dealer counterparty.
[3]	To be updated for each Dealer counterparty.

on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency[, (ii) the election of an executed guarantee of [•] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Annex A as a Credit Support Document, (iii) the designation of Guarantor as Credit Support Provider in relation to Dealer]4 and (iv) (a) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of the shareholders’ equity of [Name of Dealer’s Parent], (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), and (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). In the event of any inconsistency among this Confirmation, the Equity Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May [24], 2022

Option Style:	Modified American, as described below under “Procedures for Exercise”.

Option Type:	Call.

Buyer:	Counterparty.

Seller:	Dealer.

Shares:	The common stock, par value USD0.01 per share, of Counterparty (Ticker symbol “IDCC”).

Number of Options:	As of the Trade Date, [ ]. For the avoidance of doubt, the Number of Options shall be reduced from time to time as of each Potential Exercise Date by any Options (or fractions of an Option) that are Exercisable Options for such Potential Exercise Date or that are terminated pursuant to Section 5(b)(iii) of this Confirmation (but not, for the avoidance of doubt, by Options terminated by Counterparty pursuant to the same section set forth in any other confirmation between Counterparty and a dealer that is not a Dealer).

Option Entitlement:	As of any date, a number of Shares per Option equal to [the Applicable Percentage multiplied by] the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to the Excluded Provisions.

Strike Price:	As provided in Schedule A to this Confirmation.

[4]	Requested if Dealer is not the highest rated entity in group, typically from the Parent.

Applicable Percentage:	[__]%

Premium:	As provided in Schedule A to this Confirmation.

Premium Payment Date:	The closing date for the initial issuance of the Convertible Notes.

Exchange:	The NASDAQ Global Select Market.

Related Exchange(s):	All Exchanges.

Excluded Provisions:	Section 10.03 and Section 10.04(f) of the Indenture.

Calculation Agent:	Dealer. All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail such determination or calculation, including, where applicable, a description of the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or other proprietary or confidential information used by it for such determination or calculation.

Procedures for Exercise:

Potential Exercise Dates:	Notwithstanding anything to the contrary in section 3.1(c) of the Equity Definitions, “Potential Exercise Date” shall mean each Conversion Date.

Conversion Dates:	Each “Conversion Date” (as defined in the Indenture); provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 10.11 of the Indenture.

Exercisable Options:	In respect of each Conversion Date, a number of Options equal to the number of Convertible Notes in denominations of USD1,000 principal amount surrendered for conversion on such Conversion Date in accordance with the terms of the Indenture (such Convertible Notes, the “Relevant Convertible Notes” for such Conversion Date), subject to “Notice of Exercise” below, but no greater than the Number of Options as of the date immediately preceding such Conversion Date.

Number of Relevant Options	With respect to any conversion of a Convertible Note, (x) the Number of Options, multiplied by (y) the principal amount of Relevant Convertible Notes, divided by (z) the principal amount of Convertible Notes outstanding (excluding Convertible Notes that have been converted prior to the conversion of the Relevant Convertible Notes but for which settlement has not yet occurred) prior to giving effect to such conversion. For the avoidance of doubt, the Number of Relevant Options may include a fraction of an Option.

Free Convertibility Date:	February 15, 2027

Expiration Date:	Notwithstanding anything to the contrary in section 3.1(f) of the Equity Definitions, “Expiration Date” shall mean the earlier of (x) the last day on which any Convertible Notes remain outstanding and (y) the maturity date of the Convertible Notes.

Multiple Exercise:	Applicable, as provided under “Exercisable Options” above.

Automatic Exercise:

Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder (as such term is defined in the Indenture), a number of Options equal to [i] the Number of Relevant Options [minus (ii) the Number of Relevant Options that are or are deemed to be automatically exercised on such Conversion Date under the Bond Hedge Transaction Confirmation dated [__], 2022 between the Dealer and Counterparty (the “Base Bond Hedge Transaction Confirmation”),][5] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty or the Trustee (or other agent authorized by Counterparty and previously identified to Dealer by Counterparty in writing) on behalf of Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below. If the Trustee (or any other such agent) on behalf of the Counterparty provides any Notice of Exercise to Dealer, Dealer shall be entitled to rely on the accuracy of such Notice of Exercise without any independent investigation, and the contents of such notice shall be binding on Counterparty.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Exercisable Options” above, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing prior to 5:00 p.m., New York City time, on the day that is at least one Scheduled Trading Day’s prior to the first day of the applicable Conversion Period in respect of the Options being exercised (the “Notice Deadline”) of (i) the Number of Relevant Options (including, if applicable, whether all or any portion of the Convertible Notes relating to such Options are Convertible Notes as to which additional Shares would be added to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 10.03 of the Indenture (the “Make-Whole Convertible Notes”)) and the aggregate principal amount of Convertible Notes outstanding on such date immediately prior to such conversion (upon which Dealer

[5]	Include for additional bond hedge confirmation only.

shall be entitled to rely on the accuracy of such amount without any independent investigations), (ii) the scheduled first day of the applicable Conversion Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options and (iv) if the Relevant Settlement Method for such Options is not Net Share Settlement or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to “Holders” (as defined in the Indenture) of the Relevant Convertible Notes (the “Specified Cash Amount”) and such notice shall be deemed to include the information, representations, acknowledgements and agreements described under “Settlement Method Election Conditions” below; provided that, notwithstanding the foregoing, such notice (and the related automatic exercise of such Options) shall be effective if given after the relevant Notice Deadline (but only in respect of any Options relating to Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date), but prior to 5:00 p.m. (New York City time) on the fifth Trading Day of such Conversion Period, in which case the Calculation Agent shall have the right to adjust the relevant settlement obligations of Dealer as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer or its affiliates in connection with hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline; provided further that in respect of (I) any Options relating to Relevant Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date and (II) any Options relating to Relevant Convertible Notes with a Conversion Date occurring on or after Counterparty issues a “Redemption Notice” (as used herein, as defined in the Indenture) with respect to the Convertible Notes in accordance with Section 3.06(g) of the Indenture and prior to the close of business on the second Scheduled Trading Day immediately preceding the related “Redemption Date” (as used herein, as defined in the Indenture), (A) such notice may be given on or prior to the Scheduled Trading Day immediately preceding the Expiration Date, or on or prior to the second Scheduled Trading Day immediately preceding such Redemption Date, as the case may be, and need only specify the information required in clause (i) above (and, in the case of clause (II) in this proviso only, the number of Convertible Notes as to which Counterparty issued a Redemption Notice), and (B) if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m., New York City time, on or prior to the Free Convertibility Date, or concurrently with the delivery of the Redemption Notice to Holders of the Convertible Notes, as the case may be, specifying the information required in clauses (iii) and (iv) above and such notice shall be deemed to include the information, representations, acknowledgements and agreements described under “Settlement Method Election Conditions” below.

Settlement Terms:

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Relevant Convertible Notes.

Relevant Settlement Method:

In respect of any Option:

(i) if Counterparty has elected, or is deemed to have elected, to settle its conversion obligations in respect of the Relevant Convertible Note in a combination of cash and Shares pursuant to Section 10.02(b) of the Indenture with a Specified Cash Amount equal to USD 1,000, then the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the Relevant Convertible Note in a combination of cash and Shares pursuant to Section 10.02(b) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the Relevant Convertible Note entirely in cash pursuant to Section 10.02(b) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Settlement Method Election Conditions:

For any Relevant Settlement Method other than Net Share Settlement, the Notice of Exercise or Notice of Final Settlement Method for such Option, as applicable, shall be deemed to contain:

(i)a representation that, on the date of such Notice of Exercise or Notice of Final Settlement Method, as applicable, none of Counterparty and its officers and directors is aware or in possession of any material non-public information with respect to Counterparty or the Shares;

(ii) a representation that Counterparty is electing the settlement method for the Relevant Convertible Note and such Relevant Settlement Method in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii) a representation that Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iv) a representation that Counterparty is not electing the settlement method for the Relevant Convertible Note and such Relevant Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act; and

(v) an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the Relevant Convertible Note and such Relevant Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Net Share Settlement:

If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, an aggregate number of Shares and, if any, cash in lieu of fractional shares as provided below (the “Net Share Settlement Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for each such Option of a number of Shares of each such Trading Day equal to (i) the Daily Option Value for such Trading Day, divided by (ii) the VWAP Price on such Trading Day, divided by (iii) the number of Trading Days in the applicable Conversion Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for the Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the VWAP Price for the last Trading Day of the applicable Conversion Period.

Combination Settlement:

If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for such Option of an amount for each such Trading Day (the “Daily Combination Settlement Cash Amount”) equal to (A) the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Trading Days in the applicable Conversion Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Trading Day, the Daily Combination Settlement Cash Amount for such Trading Day shall be deemed to be zero; and

(ii) an aggregate number of Shares (the “Combination Settlement Share Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for such Option of a number of Shares for each such Trading Day (the “Daily Combination Settlement Share Amount”) equal to (A) the Daily Option Value on such Trading Day minus the Daily Combination Settlement Cash Amount for such Trading Day (the remainder, the “Daily Share Value”), divided by (B) the VWAP Price on such

Trading Day, divided by (C) the number of Trading Days in the applicable Conversion Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Trading Day, the Daily Combination Settlement Share Amount for such Trading Day shall be deemed to be zero.

provided, however, if the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the sum for each Trading Day during the applicable Conversion Period for such Option of the quotient of the Daily Share Value on such Trading Day divided by the number of Trading Days in such Conversion Period exceeded the Applicable Limit for such Option, the Combination Settlement Share Amount for such Option shall be reduced by a number of Shares equal to the amount of such excess divided by the Applicable Limit Price on the Settlement Date for the Option, and if the amount of such excess is greater than such Combination Settlement Share Amount, the Combination Settlement Cash Amount shall be reduced by such excess.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the VWAP Price for the last Trading Day of the applicable Conversion Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for such Option of (i) the Daily Option Value for such Trading Day, divided by (ii) the number of Trading Days in the applicable Conversion Period; provided, however, that in no event shall the Cash Settlement Amount for any Option exceed the Applicable Limit for such Option.

Daily Option Value:	For any Trading Day, an amount equal to (i) the Option Entitlement on such Trading Day, multiplied by (ii)(x) the VWAP Price on such Trading Day minus (y) the Strike Price on such Trading Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Trading Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the Holder of the Relevant Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the Relevant Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for the Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page IDCC: US <equity> (or any successor thereto).

Trading Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares are not so listed or traded, “Trading Day” means a Business Day.

Scheduled Trading Day:	A day that is scheduled to be a Trading Day on the primary U.S. national securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. New York City time on any Scheduled Trading Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or futures contracts relating to the Shares.”

VWAP Price:	On any Trading Day, the per Share volume-weighted average price as displayed on Bloomberg page (or any successor thereto) “IDCC <equity> AQR” in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Trading Day, as determined by the Calculation Agent using a volume-weighted method). For the avoidance of doubt, the VWAP Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

Conversion Period:

For any Option and regardless of the Settlement Method applicable to such Option:

(i) subject to clause (ii), if the related Conversion Date occurs prior to the Free Convertibility Date, the 50 consecutive Trading Days commencing on, and including, the second Trading Day immediately following such Conversion Date;

(ii) if the related Conversion Date occurs during a Redemption Period (as used herein, as defined in the Indenture) in respect of any Convertible Notes called for redemption and converted pursuant to Section 10.02(b) of the Indenture, the 50 consecutive Trading Days beginning on, and including, the 51st Scheduled Trading Day immediately preceding the Redemption Date; or

(iii) subject to clause (ii), if the related Conversion Date occurs on or following the Free Convertibility Date, the 50 consecutive Trading Days commencing on, and including, the 51st Scheduled Trading Day immediately prior to the “Maturity Date” (as defined in the Indenture).

Settlement Date:	For any Option, the second Business Day immediately following the final Trading Day of the applicable Conversion Period for such Option.

Settlement Currency:	USD.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.4 (except that “Settlement Date” shall be as defined above, unless a Settlement Disruption Event prevents delivery of such Shares on that date), 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable as if “Physical Settlement” applied to the Transaction.

Representation and Agreement:	Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

Discretionary Adjustments:	In respect of any Relevant Settlement Method, if Counterparty is permitted to or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment relevant to conversion of the Convertible Notes including, but not limited to, the volume-weighted average price of the Shares (but, for the avoidance of doubt, other than for determinations referred to under the heading “Method of Adjustment” below), Counterparty shall consult with Dealer with respect thereto.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions (and, for the avoidance of doubt, in lieu of any adjustments pursuant to such section), upon the occurrence of any Potential Adjustment Event (for the avoidance of doubt, other than an increase in the “Conversion Rate” pursuant to the Excluded Provisions), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction. Counterparty agrees that it will notify Dealer prior to the effectiveness of any such adjustment and, to the extent such adjustment requires an exercise of discretion by Counterparty under the terms of the Indenture, it shall exercise such discretion in good faith and in a commercially reasonable manner and promptly provide the Calculation Agent with any additional information it reasonably requests about the Counterparty’s calculations and methodology for such adjustment; provided that notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Conversion Period but no adjustment was made to any Convertible Note under the Indenture because the relevant “Holder” (as defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Sections 10.04(a), (b), (c), (d) and (e) and Section 10.08 of the Indenture, that would result in an adjustment to the “Conversion Rate” (as defined in the Indenture) of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Rate” pursuant to the Excluded Provisions.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.05 of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of the Shares), Counterparty shall promptly notify the Calculation Agent in writing of the types and amounts of consideration that holders of Shares have affirmatively elected to receive upon consummation of such Merger Event; provided that in no event shall the date of such notification be later than the date on which such Merger Event is consummated.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions (and, for the avoidance of doubt, in lieu of any adjustments or other consequences pursuant to such section), upon the occurrence of a Merger Event, with respect to any adjustment made or effective under the terms of the Indenture as a result of such Merger Event pursuant to Section 10.05 of the Indenture, the Calculation Agent shall make a corresponding adjustment in respect of such adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction, as applicable; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as defined in the Indenture) for the issuance of additional shares as set forth in the Excluded Provisions.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re- traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”; and provided further that Dealer shall not exercise its rights under Section 12.9(b)(i) with respect to a Change in Law referred to in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions except to the extent it is exercising its right to terminate or adjust transactions as a result of a “Change in Law” event with respect to other similarly situated customers.

The parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, and the consequences specified in Section 12.9(b)(i) of the Equity Definitions (as modified below) shall apply to any Change in Law arising from any such act, rule or regulation.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:

Applicable; provided that

(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following three sentences at the end of such Section:

“Such inability described in phrases (A) or (B) above shall not constitute a “Hedging Disruption” unless (x) such inability does not result from factors particular to Hedging Party (such as Hedging Party’s creditworthiness or financial position, or particular actions or transactions undertaken by the Hedging Party unrelated to the hedging of the Transaction) and (y) such inability will result in continued performance by the Hedging Party under the Transaction being commercially unreasonable or commercially impracticable. For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of the Transaction for all applicable Additional Disruption Events.

Hedge Positions:	The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by inserting the words “or an affiliate thereof” after the words “a party” in the third line.

Determining Party:	Dealer for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3. Mutual Representations, Warranties and Agreements.

In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a)

Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(c)

ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(d)

[Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.][6]

[6]	To be updated for each Dealer counterparty

4. Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)

the representations and warranties of Counterparty set forth in Section 2 of the Purchase Agreement dated as of the Trade Date between Counterparty and BofA Securities, Inc. and Jefferies LLC, as representatives of the initial purchasers (the “Purchase Agreement”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein;

(b)

Counterparty is not as of the Trade Date or the Premium Payment Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and on each such date Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(c)

Counterparty shall promptly provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer;

(d)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(e)

Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings;

(f)

Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(g)

Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(h)

Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(i)

each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(j)

Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(k)

[Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency;][7]

(l)

(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction and (D) Counterparty has total assets of at least USD 50,000,000 as of the date hereof;

(m)

without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(n)

Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of, or facilitating a distribution of, the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act;

(o)

Counterparty has not entered into any obligation or undertaking that would contractually limit it from effecting Net Share Settlement under the Transaction and it agrees not to enter into any such obligation or undertaking that would contractually limit it from effecting settlement pursuant to the Relevant Settlement Method during the term of the Transaction;

(p)

Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Dealer in form and substance, with respect to the due incorporation, existence and good standing of Counterparty, the due authorization, execution and delivery of this Confirmation, and, in respect of the execution, delivery and performance of this Confirmation, the absence of any conflict with or breach of any material agreement required to be filed as an exhibit to Counterparty’s Annual Report on Form 10-K, Counterparty’s certificate of incorporation or Counterparty’s by-laws, containing customary exceptions, assumptions and qualifications, in each case reasonably acceptable to Dealer;

(q)

Counterparty is entering into the Transaction, solely for the purposes stated in the board resolution authorizing the Transaction (a copy of which, and such other certificates as Dealer may reasonably request, Counterparty shall deliver to Dealer on or before the Trade Date) and in its public disclosure, and there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of the Transaction;

[7]	To be updated for each Dealer counterparty

(r)

No Pennsylvania state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares in connection with Dealer’ obligations under the Transaction, except as previously disclosed by Counterparty to Dealer; and

(s)

Counterparty acknowledges that the Transaction constitutes a purchase of its equity securities. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), Counterparty would be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system (together with loans, loan guarantees or direct loans under section 4003(b) of the CARES Act, “Governmental Financial Assistance”). Accordingly, Counterparty represents and warrants that it has not applied for, and prior to the termination or settlement of the Transaction, will not apply for Governmental Financial Assistance under any governmental program or facility that (a) is established under the CARES Act or the Federal Reserve Act, as amended, and (b) requires, as a condition of such Governmental Financial Assistance, that Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty

5. Other Provisions.

(a)

Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty may be transmitted exclusively through Agent.

(b)	Additional Termination Event.

(i) If (A) an Amendment Event occurs, or (B) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture occurs and the Convertible Notes are declared immediately due and payable under the terms of the Indenture, an Additional Termination Event shall occur in respect of which (x) Counterparty shall be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (y) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to (i) any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion settlement dates or conversion conditions), or (ii) any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior written consent of Dealer, such consent not to be unreasonably withheld.

(ii) Promptly (and in any event within five Scheduled Trading Days) following any Repayment Event, Counterparty may notify Dealer in writing of such Repayment Event and the number of Convertible Notes subject to such Repayment Event (any such notice, a “Repayment Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repayment Notice, within the applicable time period set forth in the preceding sentence, and (y) a written representation and warranty by Counterparty that, as of the date of such Repayment Notice, Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repayment Notice and the related written representation and warranty, Dealer shall promptly designate an Exchange Business Day following receipt of such Repayment Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related repurchase settlement date for the relevant Repayment Event) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the number of such Convertible Notes specified in such Repayment Notice [minus the number of “Repurchase Options” (as defined in the Base Bond Hedge Transaction Confirmation), if any, that relate to such Convertible Notes] divided by the Applicable Percentage and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) no adjustment to the “Conversion Rate” (as defined in the Indenture) for the Convertible Notes has occurred pursuant to any Excluded Provision, (4) the corresponding Convertible Notes remaining outstanding as if the circumstances related to the Repayment Event had not occurred, (4) the relevant Repayment Event and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, and (5) the terminated portion of the Transaction were the sole Affected Transaction.

“Repayment Event” means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

(iii) The receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of the exercise of any Options that, according to such Notice of Exercise, relate to Convertible Notes that are Make-Whole Convertible Notes shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day prior to the related settlement date for such Convertible Notes as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of Make-Whole Convertible Notes specified in such Notice of Exercise [minus the number of “Make-Whole Convertible Notes” (as defined in the Base Bond Hedge Transaction Confirmation), if any, that relate to such Convertible Notes], and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination (the “Make-Whole Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Excluded Provisions); provided that the amount of cash payable in respect of such early termination by Dealer to Counterparty (determined, for the avoidance doubt, without regard to the immediately following sentence or paragraph 5(n) below) shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I)(1) the number of Make-Whole Conversion Options, multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to the Excluded Provisions), multiplied by (3) the Applicable Limit Price on the Settlement Date for the Option, over (II) the aggregate principal amount of the related Make-Whole Convertible Notes, as determined by the Calculation Agent in good faith and in a commercially reasonable manner. Counterparty may irrevocably elect, if so designated in its Notice of Exercise to Dealer as set forth above, to receive the Make-Whole Unwind Payment in Shares, in which case, in lieu of making such Make-Whole Unwind Payment as set forth above, Dealer shall deliver to Counterparty, within a commercially reasonable period of time after such designation as determined by Dealer (taking into account existing liquidity conditions and Dealer’s hedging and hedge unwind activity or settlement activity in connection with such delivery) a number of Shares equal to such Make-Whole Unwind Payment divided by a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner.

(c)

Understanding and Acknowledgment. Counterparty understands and acknowledges that notwithstanding any other relationship between Counterparty and Dealer (and Dealer’s affiliates), in connection with the Transaction and any other over-the-counter derivative transaction between Counterparty and Dealer or Dealer’s affiliates, Dealer or its affiliates, as the case may be, is acting as principal and is not a fiduciary or adviser to Counterparty in respect of any such transaction, including any entry into or exercise, amendment, unwind or termination thereof.

(d)

Dividends. If at any time during the period from and including the Premium Payment Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.35 per Share per quarter. Upon any adjustment to the Dividend Threshold Amount (as defined in the Indenture) for the Convertible Notes pursuant to Section 10.04(d) or Section 10.05 of the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(e)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Options Equity Percentage as determined on such day is (i) equal to or greater than 9% and (ii) greater by 0.5% than the Options Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Options Equity Percentage as of the Trade Date). The “Options Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the product of the Number of Options in the aggregate and the Option Entitlement [under the Transaction and any other bond hedge transaction between the parties] and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’ hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in respect of the foregoing, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(f)	Rule 10b-18.

(i)

Except as disclosed to Dealer in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Dealer that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date and the calendar week in which such date occurs (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which Dealer has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction; provided that the foregoing shall not apply to the Counterparty’s repurchase of shares of common stock concurrently with the offering of Convertible Notes.

(ii)

On any day during any Conversion Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer or with Dealer’s prior written consent.

(iii)

Counterparty agrees that it (A) will not, on any day during any Conversion Period, make, or permit to be made (to the extent within Counterparty’s reasonable control), any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(g)

Regulation M. Counterparty represents and warrants to Dealer that (x) Counterparty (A) was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a “distribution”, as such term is used in Regulation M under the Exchange Act (“Regulation M”), of any securities of Counterparty, other than the distribution of the Convertible Notes and (B) shall not engage in any “distribution,” as such term is defined in Regulation M, of any securities of Counterparty other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date, and (y)

Counterparty shall notify Dealer in writing of the start of a “restricted period”, as defined in Regulation M, no later than the Scheduled Trading Day immediately before the start of any such restricted period, to the extent Counterparty is engaged in any “distribution,” as such term is defined in Regulation M, of any securities of Counterparty other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, on any day during any Conversion Period.

(h)

Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchaser for any reason by the close of business in New York on [__], 2022 (or such later date as agreed upon by the parties) ([__], 2022 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, except to the extent that the Early Unwind Date occurred as a result of a breach of the Purchase Agreement by Dealer or any of its affiliates, Counterparty shall reimburse Dealer for any costs or expenses (including market losses, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by Dealer in its sole good faith discretion. Dealer shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(i)	Transfer or Assignment.

(i)

Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to paragraph 5(e) of this Confirmation, its registration obligations pursuant to paragraph 5(p) of this Confirmation, or its obligation to provide a Notice of Merger Consideration pursuant to paragraph 2 of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Code);

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)

Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment except to the extent that the greater amount is due to a Change in Tax Law after the date of such transfer or assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)

Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all commercially reasonable costs and expenses, including commercially reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction or the Agreement without the consent of Counterparty, (x) to any of its affiliates and (y) solely to the extent required to eliminate an Excess Ownership Position as provided in the immediately succeeding sentence, to any affiliate and/or any other recognized dealer in transactions such as the Transaction, where in the case of both clauses (x) and (y), the assignee shall have a rating (or whose guarantor shall have a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that either (1) the transferee in any such transfer or assignment is a “dealer in securities” within the meaning of Section 475(c)(1) of the Code or (2) the transfer or assignment does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code provided further that Counterparty will not, as a result of such transfer and/or assignment, be required under the Agreement or this Confirmation to (i) pay to the transferee or assignee an amount greater than the amount that it would have been required to pay to Dealer in the absence of such transfer or assignment or (ii) receive from the transferee or assignee an amount less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment, in each case based on the circumstances in effect on the date of such transfer. Dealer shall provide Counterparty with written notice of any assignment.

If at any time at which (1) the Equity Percentage exceeds 9.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any relevant state corporate law or state or federal bank holding company or banking laws, or other federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person or could result in an adverse effect on a Dealer Person, as determined by Dealer in its reasonable discretion, under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction pursuant to the preceding sentence such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 5(n) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (“Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’ obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(j)

Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Conversion Period or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(k)

[Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations

(whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.][8]

(l)

[Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.][9]

(m)

No Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment, provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(n)

Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If Dealer owes Counterparty any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Dealer shall satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) unless Counterparty elects for Dealer to satisfy such Payment Obligation by delivery of cash by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Shares (where “material” shall have the meaning set forth in paragraph 5(t) below); provided that Dealer shall have the right, in its sole discretion and notwithstanding any election by Counterparty to the contrary, to elect to satisfy any such Payment Obligation (x) by delivery of Termination Delivery Units in any event or (y) by delivery of cash in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Where Dealer is required to deliver Termination Delivery Units, Dealer shall deliver to Counterparty a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such Payment Obligation). If the provisions set forth in this paragraph are

[8]	Dealer to provide own Agent language as necessary.
[9]	To be updated for each Dealer counterparty

applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default, Additional Disruption Event or Delisting, one Share or, in the case of Nationalization, Insolvency or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event; provided that if such Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(o)

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(p)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters customary in form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the closing price on such Exchange Business Days, and in the amounts, requested by Dealer.

(q)

Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(r)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction except in any U.S. bankruptcy proceedings of Counterparty; provided, further, that nothing in this paragraph shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)

Securities Contract. The parties hereto agree and acknowledge that Dealer is one or more of a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” (as such term is defined in Section 741(8) of the Bankruptcy Code) or a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(t)

No Material Non-Public Information. On each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the day on which Dealer has informed Counterparty in writing that Dealer has completed all purchases of Shares or other transactions to hedge initially its exposure with respect to the Transaction, Counterparty represents and warrants to Dealer that it is not aware of any material non-public information concerning itself or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(u)

Right to Extend. Dealer may postpone any Potential Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Options as applicable (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Options), if Dealer determines, in its reasonable discretion based on the advice of counsel to Dealer, that such postponement or extension is reasonably necessary or appropriate to preserve Dealer’s or its affiliate’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer or its affiliate to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer or such affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and/or such affiliate, provided that such requirements, policies and procedures are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner; provided that in no event shall Dealer have the right to so postpone or add any Trading Day(s) or any such other date beyond the 100th Trading Day immediately following the last Trading Day of the relevant Conversion Period.

(v)

Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation, any Transaction hereunder or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Insolvency Filing, Hedging Disruption or Illegality (as defined in the Agreement)).

(w)

Governing Law. This Confirmation and the Agreement, and any claims, causes of action or disputes arising hereunder or thereunder or relating hereto or thereto, shall be governed by the laws of the State of New York (without reference to choice of law doctrine that would lead to the application of the laws of any jurisdiction other than New York).

(x)

Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(y)

Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(z)	Amendments to Equity Definitions.

(i)

Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(ii)

Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”.

(aa)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(bb)

[2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to this Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. For the purposes of this section:

1.	Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

2.

Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

3.	The Local Business Days for such purposes in relation to Dealer and Counterparty is New York, New York, USA.

4.	The following are the applicable email addresses.

Portfolio Data: Dealer: [e-mail address]

Counterparty: [e-mail address]

Notice of discrepancy: Dealer: [e-mail address]

Counterparty: [e-mail address]

Dispute Notice: Dealer: [e-mail address]

Counterparty: [e-mail address]10

(cc)

[NFC Representation Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. Counterparty confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.][11]

(dd)	Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation established under the laws of the State of Pennsylvania and is a U.S. person (as that term is defined in Section 7701(a)(30) of the Code).

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Counterparty:

[10]	Dealer to advise.
[11]	Dealer to advise

It is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

[OR IF DEALER IS NON-US

(A)	It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes and

(B)	Each payment received or to be received by it in connection with this Confirmation will be effectively connected with its conduct of a trade or business in the United States.]

(ee)	Part 3(a) of the ISDA Schedule – Tax Forms:

For purposes of Section 4(a)(i) of the Agreement, each party shall provide to the other party a valid United States Internal Revenue Service Form W-9 (or successor thereto), (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by it has become inaccurate or incorrect. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party.

[OR IF DEALER IS NON-US

For purposes of Section 4(a)(i) of the Agreement, Counterparty shall provide to the Dealer a valid United States Internal Revenue Service Form W-9 (or successor thereto) and Dealer shall provide to Counterparty a valid United States Internal Revenue Service Form W-8ECI (or successor thereto), (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by it has become inaccurate or incorrect. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party.]

(ff)

Withholding Tax Imposed on Payments to Non-US Counterparties under the United States Foreign Account Tax Compliance Act . “Indemnifiable Tax,” as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “ FATCA Withholding Tax ”). For the avoidance of doubt, a Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(gg)

HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder (a “Section 871(m) Withholding Tax”). For the avoidance of doubt, a Section 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(hh)	Additional ISDA Schedule Terms

Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.

(ii) [Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to the Transaction.]

(iii) Severability. In the event any one or more of the provisions contained in this Confirmation or the Agreement shall be held illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

6. Account Details:

(a)	Account for payments to Counterparty:

InterDigital, Inc.

ABA: [______________]

Acct: [______________]

Acct No.: [______________]

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

Bank:	[______________]
ABA#	[______________]
BIC:	[______________]
Acct:	[______________]
Beneficiary:	[______________]
Ref:	[______________][13]

7. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: [Inapplicable, Dealer is not a Multibranch Party.]14

8. Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

InterDigital, Inc.

200 Bellevue Parkway, Suite 300,

Wilmington, Delaware 19809-3727

Attention: Richard Brezski

Telephone: [______________]

Facsimile: [______________]

[12]	To be included if required by regulation applicable to Dealer
[13]	Dealer to confirm.
[14]	Dealer to confirm

with a copy to:

InterDigital, Inc.

200 Bellevue Parkway, Suite 300,

Wilmington, Delaware 19809-3727

Attention: Jannie Lau

Telephone: [______________]

Facsimile: [______________]

(b)	Address for notices or communications to Dealer:

[____________].

[____________]

[____________]

Attention: [________]

Telephone: [____________]

Facsimile: [____________]

with a copy to:

[____________].

[____________]

[____________]

Attention: [________]

Telephone: [____________]

Facsimile: [____________]

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation to Dealer at [_____________]15. Originals shall be provided for your execution upon your request.

Very truly yours,

[DEALER]

acting solely as Agent in connection with the Transaction

By:
Name: [________]
Title: Authorized Signatory

Accepted and confirmed as of the Trade Date:

INTERDIGITAL, INC.

By:
Name:
Title:

[15]	Dealer to provide.

SCHEDULE A

For purposes of the Transaction, the following terms shall have the following values/meanings:

1.	Strike Price:	USD[________]
2.	Premium:	USD[________]